Exhibit (m)(4)(ii)

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS SERIES TRUST II

One Financial Center

Boston, MA 02111

As of September 7, 2010

Columbia Management Investment Distributors, Inc.

One Financial Center

Boston, MA 02111

Attn: President

Re:	Restated Schedule I to Shareholder Servicing Plan Implementation Agreement

Dear Sir:

Reference is made to that certain Shareholder Servicing Plan Implementation Agreement by and among Columbia Funds Series Trust, Columbia Funds Series Trust I, Columbia Funds Series Trust II and Columbia Management Investment Distributors, Inc. effective on May 1, 2010 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 8 of the Agreement, Columbia Funds Series Trust, Columbia Funds Series Trust I and Columbia Funds Series Trust II hereby notify you that Schedule I to the Agreement is hereby replaced by Schedule I hereto effective as of the date set forth above.

Very truly yours,

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS SERIES TRUST II

each on behalf of its respective Funds

By:	/s/ J. Kevin Connaughton
Name: J. Kevin Connaughton
Title: President

Accepted and Agreed to:

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Beth Ann Brown
Name: Beth Ann Brown
Title: Senior Vice President

SCHEDULE I

COMPENSATION

Classes A,1 B, C, E and F Shares of a Fund, except as otherwise specifically identified below:

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.25% of the average daily net assets of such Fund Share classes, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

For Class A Shares of Columbia Asset Allocation Fund, Columbia Balanced Fund, Columbia Conservative High Yield Fund, Columbia Contrarian Core Fund, Columbia Disciplined Value Fund, Columbia Dividend Income Fund, Columbia Intermediate Bond Fund. Columbia Large Cap Growth Fund, Columbia Mid Cap Growth Fund, Columbia Oregon Intermediate Municipal Bond Fund, Columbia Real Estate Equity Fund, Columbia Small Cap Core Fund, Columbia Small Cap Growth Fund I and Columbia Technology Fund, each a series of Columbia Funds Series Trust I, the Board of Trustees of Columbia Funds Series Trust I limits total payments for distribution and service fees for each applicable Fund to 0.25% of such Fund’s average daily net assets attributable to Class A Shares, and therefore any amounts payable by Class A Shares of such Fund pursuant to Columbia Funds Series Trust I’s Distribution Plan shall directly reduce the maximum allowable rate of the Servicing Fee. For example, payment of a 0.10% distribution fee would reduce the maximum allowable rate of the Servicing Fee to 0.15%.

Classes A, B and C of Columbia Tax-Exempt Fund, Columbia Intermediate Municipal Bond Fund and Columbia High Yield Municipal Fund:

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.20% of the average daily net assets of such Fund Share classes, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A and B of Columbia Liberty Fund:

The Servicing Fee shall be an annual rate not to exceed 0.15% of the average daily net assets attributable to Shares issued prior to April 1, 1989, and an annual rate not to exceed 0.25% of the average daily net assets attributable to Shares issued thereafter, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A and B of Columbia California Tax-Exempt Fund, Columbia Connecticut Tax-Exempt Fund, Columbia Massachusetts Tax-Exempt Fund and Columbia New York Tax-Exempt Fund:

The Servicing Fee shall be an annual rate not to exceed 0.10% of the average daily net assets attributable to Shares issued prior to December 1, 1994, and an annual rate not to exceed 0.25% of the average daily net assets attributable to Shares issued thereafter, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A and B of Columbia Strategic Income Fund:

The Servicing Fee shall be an annual rate not to exceed 0.15% of the average daily net assets attributable to Shares issued prior to January 1, 1993, and an annual rate not to exceed 0.25% of the average daily net assets attributable to Shares issued thereafter, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Class W Shares

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.25% of the average daily net assets attributable to Class W Shares, provided, that the Fund’s combined Servicing Fee and distribution fee shall not exceed 0.25% of the average daily net assets attributable to all Class W Shares.

1.	Class A Shares of each Fund that is a series of Columbia Funds Series Trust have a combined shareholder servicing and distribution plan pursuant to which the aggregate annual fee rate listed above represents total compensation for services rendered in connection with (i) the sale of such Shares; (ii) the personal services and/or the maintenance of shareholder accounts holding such Shares; or (iii) any combination thereof.